AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 25, 2004

REGISTRATION NO. 333-108613

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 2

TO

ON FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERSO TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	7373 (Primary Standard Industrial Classification Code Number)	41-1484525 (I.R.S. Employer Identification No.)

400 Galleria Parkway
Suite 300
Atlanta, Georgia 30339

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven A. Odom
Chairman of the Board
and Chief Executive Officer
400 Galleria Parkway
Suite 300
Atlanta, Georgia 30339
(678) 589-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven E. Fox, Esq.
Robert C. Hussle, Esq.
Rogers & Hardin LLP
2700 International Tower,
229 Peachtree Street, NE
Atlanta, Georgia 30303
(404) 522-4700

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or investment reinvestment plans, please check the following box. [   ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or investment reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ] ____________________________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ] _______________________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

Calculation of Registration Fee

Title of each class		Proposed maximum		Amount of
of securities to be	Amount	offering price	Aggregate offering	registration
registered	to be registered(1)	per unit (2)	price	fee

common stock, par value $.01 per share	20,688,060 shares	$4.18 (3)	$86,372,650.50	$6,987.55 (4)
common stock, par value $.01 per share	17,351 shares	$3.92 (5)	$67,929.17	$5.50 (6)

(1)	Represents outstanding shares of the registrant’s common stock and shares of the registrant’s common stock presently issuable upon exercise from time to time of certain warrants held by the selling shareholders named in the prospectus contained herein and any supplements thereto, plus an additional indeterminate number of shares that may become issuable upon exercise by reason of antidilution adjustments.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(c) promulgated under the Securities Act of 1933.
(3)	Based upon the average of the high and low prices of the registrant’s common stock on September 2, 2003, on the Nasdaq SmallCap Market.
(4)	Previously paid with the initial filing of this registration statement.
(5)	Based upon the average of the high and low prices of the registrant’s common stock on October 17, 2003, on the Nasdaq SmallCap Market.
(6)	Previously paid with the filing of pre-effective amendment no. 1 to this registration statement.

Verso Technologies, Inc. is filing this post-effective amendment in order for this registration statement to utilize Form S-3, which form Verso Technologies, Inc. has become eligible to use, and to incorporate herein by reference certain reports Verso Technologies, Inc. has filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT VERSO TECHNOLOGIES, INC. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION

PROSPECTUS DATED AUGUST 25, 2004

PROSPECTUS

20,705,411 SHARES OF COMMON STOCK

OF

VERSO TECHNOLOGIES, INC.

400 Galleria Parkway
Suite 300
Atlanta, Georgia 30339
678-589-3500

This prospectus covers the sale of up to 20,705,411 shares of common stock (the “Common Stock”) of Verso Technologies, Inc. (“Verso”, the “Company” or “We”) by the selling shareholders (the “Selling Shareholders”) identified in this prospectus under the section titled “Selling Shareholders.” The Company will not receive any proceeds from the sale of the shares by any Selling Shareholder. The Company has agreed to bear all expenses of registration of the Common Stock offered hereby under federal and state securities laws.

The Common Stock is listed on the Nasdaq SmallCap Market under the symbol “VRSO.” The last reported sale price of the Common Stock as reported on the Nasdaq SmallCap Market on August 23, 2004 was $0.95 per share.

The Selling Shareholders, directly or through agents, brokers or dealers designated from time to time, may sell the shares of Common Stock offered hereby from time to time on terms to be determined at the time of sale. See the section of this document titled “Plan of Distribution.”

See the section of this document titled “Risk Factors” beginning on page 2 for certain factors relating to an investment in the shares of Common Stock offered hereby.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of the Common Stock offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [______], 2004.

RISK FACTORS

The price of the Common Stock has been volatile.

      The stock market in general, and the market for technology companies in particular, has recently experienced extreme volatility that has often been unrelated to the operating performance of particular companies. From January 1, 2002 to September 12, 2002, the per share closing price of the Common Stock on the Nasdaq National Market fluctuated from a high of $1.79 to a low of $0.26. From September 13, 2002 to August 23, 2004, the per share closing price of the Common Stock on the Nasdaq SmallCap Market fluctuated from a high of $5.07 to a low of $0.26. The Company believes that the volatility of the price of the Common Stock does not solely relate to the Company’s performance and is broadly consistent with volatility experienced in the Company’s industry. Fluctuations may result from, among other reasons, responses to operating results, announcements by competitors, regulatory changes, economic changes, market valuation of technology firms and general market conditions.

      In addition, in order to respond to competitive developments, the Company may from time to time make pricing, service or marketing decisions that could harm its business. Also, the Company’s operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In either case, the trading price of the Common Stock would likely decline.

      The trading price of the Common Stock could continue to be subject to wide fluctuations in response to these or other factors, many of which are beyond the Company’s control. If the market price of the Common Stock decreases, then shareholders may not be able to sell their shares of Common Stock at a profit.

The Company may be unable to fund future growth.

      The Company’s business strategy calls for growth internally as well as through acquisitions. To this end, the Company has determined to invest substantial funds to increase its sales and marketing resources in order to grow revenues. This strategy to increase sales and marketing resources as well as other strategies for growth internally which the Company may implement now or in the future will require funding for additional personnel, capital expenditures and other expenses, as well as for working capital purposes. Financing may not be available to the Company on favorable terms or at all. If adequate funds are not available on acceptable terms, then the Company may not be able to meet its business objectives for expansion. This, in turn, could harm the Company’s business, results of operations and financial condition. In addition, if the Company raises additional funds through the issuance of equity or convertible debt securities, then the percentage ownership of the Company’s shareholders will be reduced, and any new securities could have rights, preferences and privileges senior to those of the Common Stock. Furthermore, if the Company raises capital or acquires businesses by incurring indebtedness, then the Company will become subject to the risks associated with indebtedness, including interest rate fluctuations and any financial or other covenants that the Company’s lender may require. Moreover, if the Company’s strategy to increase its sales and marketing resources in order to grow revenues does not produce the desired result, then the Company will have incurred significant expenses for which it may or may not have obtained adequate funding to cover.

The Company has a history of losses and may not be profitable in the future.

      The Company has a history of net losses, including net losses of $10.0 million for the six months ended June 30, 2004, $18.3 million for the 2003 fiscal year, $2.7 million for the 2002 fiscal year and $147.6 million for the 2001 fiscal year. As of June 30, 2004, the Company had an accumulated deficit of $283.2 million. Further, developing the Company’s business strategy and expanding the Company’s services will require significant additional capital and other expenditures. Accordingly, if the Company is not able to increase its revenue, then it may never generate sufficient revenues to achieve or sustain profitability.

A decline in the price of the Common Stock could result in the delisting of the Common Stock from the Nasdaq SmallCap Market.

      The Common Stock is currently listed on the Nasdaq SmallCap Market. The Company must satisfy certain minimum listing maintenance requirements to maintain such quotation, including a series of financial tests relating to net tangible assets, public float, number of market makers and shareholders, market capitalization, and maintaining a minimum bid price of $1.00 per share for the Common Stock. In the past, the Company has had difficulty maintaining the minimum bid price for the Common Stock.

      Prior to September 13, 2002, the Common Stock was listed on the Nasdaq National Market. On June 6, 2002, Nasdaq notified the Company that the bid price of the Common Stock had closed at less than $1.00 per share over the previous 30 consecutive trading days, and, as a result, the Company did not comply with the minimum bid price continued listing requirement of the Nasdaq National Market. The Company was unable to regain compliance with the minimum bid price requirement of the Nasdaq National Market, and on September 13, 2002, the Company transferred the Common Stock to the Nasdaq SmallCap Market. In June 2003, the Company regained compliance with the $1.00 minimum bid price requirement of the Nasdaq SmallCap Market.

      If the bid price of the Common Stock were to remain below $1.00 per share for 30 consecutive trading days, or if the Company was unable to continue to meet the Nasdaq Small Cap Market’s other listing standards, then Nasdaq would notify the Company that the Common Stock could be delisted from the Nasdaq SmallCap Market. If the Common Stock is delisted from the Nasdaq SmallCap Market, then the Common Stock may trade on the Over-the-Counter-Bulletin Board, which is viewed by most investors as a less desirable and less liquid market place. Delisting from the Nasdaq SmallCap Market could make trading the Common Stock more difficult for the Company’s investors, leading to declines in share price. Delisting of the Common Stock would also make it more difficult and expensive for the Company to raise additional capital. Furthermore, delisting of the Common Stock is an event of default under the Company’s credit facility with the Company’s primary lender, Silicon Valley Bank, the Company’s outstanding convertible debentures and, through certain cross default provisions, the Loan and Security Agreement the Company entered into with Clarent Corporation in connection with the Company’s acquisition of substantially all of the business assets, and certain related liabilities, of Clarent Corporation on February 12, 2003.

The Company’s growth could be limited if it is unable to attract and retain qualified personnel.

      The Company announced plans in February 2004 to significantly and quickly increase sales and marketing personnel in order to grow revenue. The Company believes that its success depends largely on its ability to attract and retain highly skilled and qualified technical, managerial and marketing personnel. Competition for highly skilled engineering, sales, marketing and support personnel is intense because there is a limited number of people available with the necessary technical skills and an understanding of the markets which the Company serves. Workforce reductions by the Company during 2001, 2002 and 2003 may adversely affect the Company’s ability to retain its current employees and recruit new employees. The inability to hire or retain qualified personnel could hinder the Company’s ability to implement its business strategy and harm its business.

The Company is exposed to the general condition of the telecommunications market.

      The Company’s business is subject to global economic conditions, and in particular, market conditions in the telecommunications industry. The Company’s operations could be adversely affected if declines in capital spending from telecommunications service providers continue. If global economic conditions worsen, or if the prolonged slowdown in the telecommunications industry continues, then the Company may experience adverse operating results.

The Company’s need to invest in research and development could harm the Company’s operating results.

      The Company’s industry is characterized by the need for continued investment in research and development. If the Company fails to invest sufficiently in research and development, then the Company’s products could become less attractive to potential customers, which could have a material adverse effect on the Company’s results of operations and financial condition. As a result of the Company’s need to maintain or increase its spending levels in this area, the Company’s operating results could be materially harmed if the Company’s net sales fall below expectations. In addition, as a result of the need for research and development and technological innovation, the Company’s operating costs may increase in the future.

The market for converged communications solutions is still in its infancy and rapidly evolving. If this market does not develop and grow as expected, then it could have a material adverse effect on the Company’s business.

      While the Company believes there is a significant growth opportunity in providing converged communications solutions to its customers, there can be no assurances that this technology will be widely accepted or that a viable market for the Company’s products will fully develop or be sustainable. If this market does not develop, or develops more slowly than expected, then the Company may not be able to sell its products in significant volume, or at all. Due to the intense competition in this market and the recent introduction of this technology, there can be no assurance that the Company will succeed in this evolving marketplace.

Intellectual property infringement claims against the Company, even without merit, could require the Company to enter into costly licenses or deprive the Company of the technology it needs.

      The Company’s industry is technology intensive. As the number of competitors in the Company’s target markets increases and the functionality of the products produced by such competitors further overlaps, third parties may claim that the technology the Company develops or licenses infringes their proprietary rights. Any claims against the Company or any of its subsidiaries may affect the Company’s business, results of operations and financial conditions. Any infringement claims, even those without merit, could require the Company to pay damages or settlement amounts or could require the Company to develop non-infringing technology or enter into costly royalty or licensing agreements to avoid service implementation delays. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and the resulting distraction of the Company’s management resources could have a material adverse effect on the Company’s results of operations and financial condition. If successful, a claim of product infringement could deprive the Company of the technology it needs altogether.

Failure to protect the Company’s intellectual property rights could have a material adverse effect on the Company’s business.

      The Company’s success depends in part upon the protection of the Company’s proprietary application software and hardware products. The Company has taken steps that it believes are adequate to establish, protect and enforce its intellectual property rights. The Company cannot assure you that these efforts will be adequate. Despite the Company’s efforts to protect the Company’s proprietary rights, unauthorized parties may attempt to copy or otherwise obtain rights to use the Company’s products or technology.

      The Company has pending several patent applications related to its Voice Over Internet Protocol (“VoIP”) products, system architecture for Internet telephone, interaction of VoIP calls and cellular networks, real time addition of devices to subscriber accounting, and system and method applications for electronic transaction settlement and dynamic changes error correction. There can be no assurance that these patents will be issued. Even if these patents are issued, the limited legal protection afforded by patent, trademark, trade secret and copyright laws may not be sufficient to protect the Company’s proprietary rights to the intellectual property covered by these patents.

      Furthermore, the laws of many foreign countries in which the Company does business do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although the Company has implemented and will continue to implement protective measures in those countries, these efforts may also not be successful. Additionally, even if the Company’s domestic and international efforts are successful, the Company’s competitors may independently develop non-infringing technologies that are substantially similar or superior to the Company’s technologies.

If the Company’s products contain defects, then the Company’s sales are likely to suffer, and the Company may be exposed to legal claims.

      The Company’s business strategy calls for the development of new products and product enhancements which may from time to time contain defects or result in failures that the Company did not detect or anticipate when introducing such products or enhancements to the market. In addition, the markets in which the Company’s products are used are characterized by a wide variety of standard and non-standard configurations and by errors, failures and bugs in third-party platforms that can impede proper operation of the Company’s products. Despite product testing by the Company, defects may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in product returns, adverse publicity, loss of or delays in market acceptance of the Company’s products, delays or cessation of service to the Company’s customers or legal claims by customers against the Company.

      To the extent that contractual provisions that limit the Company’s exposure to legal claims are unenforceable or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company may be obligated to indemnify customers who purchase or lease equipment from the Company against claims of patent infringement.

      In the course of the Company’s business, the Company may sell or lease certain equipment to its customers, and in connection with such sale or lease, may agree to indemnify these customers from claims made against them by third parties for patent infringement related to such equipment. If the Company is required to make any payments in respect of these indemnification obligations, then it could have a material adverse effect on its business, results of operations and financial condition.

The new softswitch and VoIP routers which the Company intends to offer may not achieve acceptance in the marketplace.

      As a result of the Company’s acquisition of substantially all of the operating assets of Clarent Corporation in February 2003, the Company now offers products which it could not offer previously, including Class 5 softswitch products and Enterprise VoIP routers. The markets for these products are relatively new, unpredictable and evolving rapidly. Lack of acceptance in the marketplace for these new products could have a material adverse effect on the Company’s business, results of operations and financial condition.

Sales to customers based outside the United States have recently accounted for a significant portion of the Company’s revenues, which exposes the Company to risks inherent in international operations.

      International sales represented 35% of the Company’s revenues for the year ended December 31, 2003. Furthermore, the Company expects sales to international markets to increase as a percentage of revenues in the future. International sales are subject to a number of risks, including changes in foreign government regulations, laws, and communications standards; export license requirements; currency fluctuations, tariffs and taxes; other trade barriers; difficulty in collecting accounts receivable; longer accounts receivable collection cycles; difficulty in managing across disparate geographic areas; difficulties in hiring qualified local personnel; difficulties associated with enforcing agreements and collecting receivables through foreign legal systems; expenses associated with localizing products for foreign markets; and political and economic instability, including disruptions of cash flow and normal business operations that may result from terrorist attacks or armed conflict.

      If the relative value of the U.S. dollar in comparison to the currency of the Company’s foreign customers should increase, then the resulting effective price increase of the Company’s products to these foreign customers could result in decreased sales. In addition, to the extent that general economic downturns impact the Company’s customers, the ability of these customers to purchase the Company’s products could be adversely affected. Payment cycles for international customers are typically longer than those for customers in the United States. The foreign markets for the Company’s products may develop more slowly than currently anticipated. Also, the Company’s ability to expand the sale of certain of its products internationally is limited by the necessity of obtaining regulatory approval in new countries. The Company anticipates that its non-Canadian, foreign sales will generally be invoiced in U.S. dollars, and does not currently plan to engage in foreign currency hedging transactions. As the Company expands its international operations, however, it may allow payment in foreign currencies, and exposure to losses in foreign currency transactions may increase. The Company may choose to limit any currency exposure through the purchase of forward foreign exchange contracts or other hedging strategies. The Company’s future currency hedging strategies may not be successful.

The Company may become subject to certain patent infringement claims with respect to certain assets and technology the Company purchased from Clarent Corporation.

      In February 2003, the Company purchased from Clarent Corporation certain assets and technology, including a certain product, a component of which has been the subject of patent infringement claims made against Clarent Corporation. If such patent infringement claims are made against the Company in the future, even if such claims do not have merit, then the Company could be required to pay damages or settlement amounts or could be required to develop non-infringing technology or enter into costly royalty or licensing agreements. Any litigation could result in increased product costs, service delays or both. If successful, a claim of product infringement could deprive the Company of the assets and technology related to this product.

The Company’s dependence on contract manufacturers and suppliers could result in product delivery delays.

      The Company currently uses contract manufacturers to manufacture a significant portion of its products. The Company’s reliance on contract manufacturers involves a number of risks, including the absence of adequate capacity, the unavailability of, or interruptions in access to necessary manufacturing processes and reduced control over delivery schedules. If the Company’s manufacturers are unable or unwilling to continue manufacturing the Company’s products and components in required volumes, then the Company will have to identify one or more acceptable alternative manufacturers. Furthermore, the use of new manufacturers may cause significant interruptions in supply if the new manufacturers have difficulty manufacturing products to the Company’s specifications. Further, the introduction of new manufacturers may increase the variance in the quality of the Company’s products. In addition, the Company relies upon third-party suppliers of specialty components and intellectual property used in its products. It is possible that a component needed to complete the manufacture of the Company’s products may not be available at acceptable prices or on a timely basis, if at all. Inadequate supplies of components, or the loss of intellectual property rights, could affect the Company’s ability to deliver products to its customers. Any significant interruption in the supply of the Company’s products would result in the reduction of product sales to customers, which in turn could permanently harm the Company’s reputation in the industry.

The Company may be subject to litigation.

      The Company may be subject to claims involving how the Company conducts its business or the market for or issuance of the Common Stock or other securities. Any such claims against the Company may affect its business, results of operations and financial conditions. Such claims, including those without merit, could require the Company to pay damages or settlement amounts and would require a substantial amount of time and attention from the Company’s senior management as well as considerable legal expenses. Although the Company does not anticipate that its activities would warrant such claims, there can be no assurances that such claims will not be made.

The Company may be unable to successfully integrate its operations with the operations of MCK Communications, Inc.

      The Company’s acquisition of MCK Communications, Inc. (“MCK”) in September 2003 by means of a merger involves the integration of two companies that have previously operated independently. The challenges of combining the companies’ operations include integrating personnel with diverse business backgrounds, combining different corporate cultures and managing a geographically dispersed organization. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations and financial condition of the combined company.

The Company derives a substantial amount of its revenues from channel distribution partners and such revenues may decline significantly if any major partner cancels or delays a purchase of its products.

      The Company uses an indirect sales model to derive a substantial portion of its revenue. Failure to generate revenue as expected from this channel could have a material adverse effect on the Company’s results of operations and financial condition.

      No channel partner or distributor is obligated to purchase additional products or services from the Company. Accordingly, present and future partners may terminate their purchasing arrangements with the Company or significantly reduce or delay their orders. Any termination, change, reduction or delay in orders could have a material adverse effect on the Company’s results of operations and financial condition. In addition, the Company currently has varying distribution, marketing and development arrangements with its partners. There is no assurance that the Company will continue to enjoy the support and cooperation that it has historically experienced from these parties or their associated distribution channels. Also, there is no certainty that these parties will continue to offer the Company’s products in their sales portfolio. It is possible that these vendors may seek to offer broader product lines and solutions that are competitive with the Company’s products. In addition, they may change their distribution models which could negatively impact revenues of the Company. Furthermore, the Company must correctly anticipate the price, performance and functionality requirements of these partners and must successfully develop products that meet end user requirements and make these products available on a timely basis and in sufficient quantities in order to sustain and grow its business.

The Company’s inability to develop and maintain relationships with key technology suppliers could harm its ability to sustain and grow its business.

      The success of the Company depends to a significant degree upon its continued relationships with leading technology suppliers. The standards for telephony equipment and data networks are evolving, and the Company’s products may not be compatible with new technology standards that may emerge. If the Company is unable to provide its customers with interoperable solutions, then they may make purchases from vendors who provide the requisite product interoperability. This could have a material adverse effect on the Company’s results of operations and financial condition.

FORWARD-LOOKING STATEMENTS

     This prospectus, including the sections titled “Summary” and “Risk Factors” and other sections, contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain statements regarding intent, belief or current expectations about matters (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words). Forward-looking statements are also statements that are not statements of historical fact. Because these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. These factors include, among others:

•	the volatility of the price of the Common Stock;

•	the Company’s ability to fund future growth;

•	the Company’s ability to be profitable;

•	the Company’s ability to attract and retain qualified personnel;

•	general economic conditions of the telecommunications market;

•	market demand for and market acceptance of the Company’s products;

•	legal claims against the Company, including, but not limited to, claims of patent infringement;

•	the Company’s ability to protect the Company’s intellectual property;

•	defects in the Company’s products;

•	the Company’s obligations to indemnify certain customers;

•	the Company’s exposure to risks inherent in international operations;

•	the Company’s dependence on contract manufacturers and suppliers;

•	the Company’s ability to integrate the operations of the businesses recently acquired by the Company;

•	the Company’s dependence on a small number of customers for revenue with respect to certain of the Company’s products;

•	the Company’s ability to develop and maintain relationships with key vendors;

•	new regulation and legislation;

•	general economic and business conditions;

•	other risks and uncertainties included in the section of this document titled “Risk Factors”; and

•	other factors disclosed in the Company’s other filings made with the Securities and Exchange Commission (the “SEC”).

ABOUT THIS PROSPECTUS

     This prospectus covers the resale of up to 20,705,411 shares of Common Stock by the Selling Shareholders identified in this prospectus under the section of this document titled “Selling Shareholders”. The Company will not receive any proceeds from the resale of the shares by any Selling Shareholder. See the section of this document titled “Use of Proceeds.” The Company has agreed to bear all expenses of registration of the Common Stock offered by this prospectus.

     This prospectus is part of a registration statement that the Company has filed with the SEC utilizing a “shelf” registration process. Under this shelf process, the Selling Shareholders may, from time to time, sell the shares of Common Stock described in this prospectus.

     The Company may prepare a prospectus supplement at any time to add, update or change information contained in this prospectus. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. Whenever a reference is made in this prospectus to an agreement or other document of the Company, be aware that such reference is not necessarily complete and you should refer to the exhibits that are filed with or incorporated by reference into the registration statement for a copy of the agreement or other document. You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits filed with or incorporated by reference into the registration statement and the additional information described under the section of this prospectus titled “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

     The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information the Company files with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The Company’s filings with the SEC are also available to the public from commercial document retrieval services and through the web site maintained by the SEC at www.sec.gov. The Company’s internet address is www.verso.com.

     The SEC allows the Company to “incorporate by reference” the information the Company files with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that the Company files later with the SEC will automatically update and supersede this information. The Company incorporates by reference the following documents that the Company has filed with the SEC and the Company’s future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities offered hereby are sold:

(i)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 15, 2004;

(ii)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, filed with the SEC on May 10, 2004 and August 9, 2004, respectively;

(iii)	the Company’s Current Reports on Form 8-K filed with the SEC on January 9, 2004, February 26, 2004, April 29, 2004, May 25, 2004, June 14, 2004 and August 3, 2004;

(iv)	the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A (file no. 0-22190), filed with the SEC on August 24, 1993;

(v)	(a) the audited consolidated financial statements of MCK at April 30, 2003 and 2002 and for each of the years in the three-year period ended April 30, 2003, together with the notes thereto;

(b) the unaudited consolidated financial statements of MCK for the three months ended July 31, 2003, together with the notes thereto;

(c) the audited consolidated financial statements of Clarent Corporation at December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, together with the notes thereto; and

(d) the unaudited pro forma consolidated financial information giving effect to the Company’s acquisition of MCK and substantially all of the business assets and related liabilities of Clarent Corporation, together with the notes thereto, all as set forth in the Company’s prospectus dated March 31, 2004, filed with the SEC on April 7, 2004 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended.

     You may request a copy of these filings at no cost, by writing the Company at the following address or calling the Company at the following telephone number:

Verso Technologies, Inc.
400 Galleria Parkway
Suite 300
Atlanta, Georgia 30339
Attn: Corporate Secretary
(678) 589-3500

     Except for those instances in which a specific date is referenced, the information in this prospectus is accurate as of [___], 2004. You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. The Company has not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this prospectus. Therefore, if anyone gives you different or additional information, then you should not rely on it.

ADDITIONAL INFORMATION ABOUT THE COMPANY

BUSINESS

General

      Verso Technologies, Inc., a Minnesota corporation (“Verso”, the “Company” or “We”), designs, manufactures and markets products and solutions that enable carrier, enterprise and government entities to lower telecom costs, reduce network complexity and optimize network resources. The Company focuses on high growth areas within the communications market, with specific emphasis on application-based, turn-key solutions that leverage legacy circuit-based network investments towards converged, packet-based networks.

      The Company’s headquarters is located at 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339, and the Company’s telephone number at that location is (678) 589-3500. The Company maintains a worldwide web address at www.verso.com. The Company makes available free of charge through the Investors section of the Company’s website at www.verso.com the annual, quarterly and current reports, and amendments thereto, which the Company files with, or furnishes to, the SEC. Such reports and amendments are available on the Company’s website as soon as reasonably practical after the Company has filed such reports with, or furnished such reports to, the SEC.

      The Company’s ongoing, strategic business units consist of the Company’s Carrier Solutions Group, the Company’s Enterprise Solutions Group and the Company’s Advanced Applications Services Group. Each unit includes a range of products and services designed to meet the specific needs of a particular customer segment.

Carrier Solutions Group

      The Company’s Carrier Solutions Group develops softswitch and software-based VoIP solutions that enable telecommunications carriers to deploy highly efficient converged communication networks which are more cost-effective to operate than traditional circuit-based networks, and which enhance revenues by supporting innovative, high margin services. The Carrier Solutions Group differentiates its solutions portfolio from those of the Company’s competitors by providing a complete, end-to-end solution that includes class 4 and class 5 switching technologies that provide networking infrastructure for its customer’s softswitch-based networks from the central core to the edge of the network.

      In the first quarter of 2003, the Company acquired substantially all of the operating assets of Clarent Corporation, a pioneer in VoIP technology. In July 2001, the Company acquired NACT Telecommunications, Inc. (“NACT”). Today, the Clarent® and NACTTM product lines support a variety of diverse business applications from enterprise managed services and retail calling cards to wholesale Internet protocol (“IP”) telephony, IP network clearing services, international long distance and residential dial tone services. In 2003, the Company’s primary base of customers consisted of emerging domestic and international long-distance service providers, as well as a growing base of large, international Tier I telecommunications carriers and Internet Service Providers (“ISPs”). In an effort by the Company to sell to larger customers and to close larger individual carrier sales, the Company has been bundling its products into packaged solutions, a strategy that the Company hopes will result in larger initial sales and greater long-term opportunity. The Company is leveraging its worldwide installed base of customers, representing several million VoIP ports, towards sales of the Company’s newest Edge Access solutions.

Carrier Solutions Group: Products and Solutions

     Clarent® Edge Access Softswitch Solution

      The Company’s Clarent® Edge Access Softswitch Solution enables traditional and alternative telecommunications service providers to deliver residential and advanced enterprise managed services over the “last mile” of any communications network, opening the door to new business and revenue opportunities. The solution supports IP connectivity via the legacy H.323 and newer session initiation protocol (“SIP”) protocols for private branch exchanges (“PBXs”) and a wide range of newer SIP endpoints, such as SIP handsets. Additionally, the Company’s products support VOIP over newer access technologies such as broadband cable, xDSL and wireless local loop as well as emerging core network routing technologies such as multi-protocol laser switching. Components of this solution include:

•	Clarent Class 5 Call Manager;

•	Clarent Command Center;

•	Clarent Element Management System; and

•	Clarent Connect.

      In 2003, the Company introduced Clarent Class 5 Call Manager version 3.0, which interoperates with most enterprise–class hardware and allows carriers to deploy high margin enterprise managed services and residential dial tone services, further expanding the Company’s opportunity at the network edge.

     Clarent® Public Switch Telephone Network (“PSTN”) Access Softswitch Solution

      The Company’s Clarent® PSTN Access Softswitch Solution seamlessly facilitates the migration to VoIP, allowing carriers to preserve and leverage existing telecom investments to realize lower operating costs and lower overall total cost of ownership. A significantly more cost-effective and scalable alternative to traditional tandem circuit switches, this Unix-based, software-centric, modular tandem trunking solution enables wholesale transport and termination of voice traffic over global IP networks. Components of this solution include:

•	Clarent Class 4 Call Manager;

•	Clarent Command Center;

•	Clarent Element Management System;

•	Clarent SS7 Signaling; and

•	Clarent Media Gateways.

     NACTTM Prepaid Solution

      The Company’s NACTTM Prepaid Solution addresses the growing demand for high margin revenue streams that can be launched quickly, easily and with minimal ongoing management and maintenance. Packaged to include all switching, call processing, routing, centralized card management and accounting in a single, application-based switching platform, this turn-key, reliable, customizable solution delivers robust prepaid functionality for both VoIP and time division multiplexing-based telephony networks. Components of this solution include:

•	NACT Class 4 communications applications;

•	NACT IPAX Intelligent Switching Gateways; and

•	NACT NTS Provisioning and Operational Support Platform.

Enterprise Solutions Group

      The Company’s Enterprise Solutions Group offers a comprehensive portfolio of products and services designed to enable enterprises to more seamlessly and cost-effectively manage the transition from disparate, legacy voice networks to a single, highly-efficient converged voice and data network. The Company’s enterprise products are currently installed in more than 14,000 enterprise networks around the world, including in enterprise networks of approximately half of the Fortune 500 companies. In September 2003, the Company acquired MCK, which improved the Enterprise Solutions Group’s distribution and engineering capabilities.

Enterprise Solutions Group: Products and Services

     NetPerformer® Integrated Access VoIP Routers

      The Company’s NetPerformer line of integrated access routers enables multi-site enterprises to lower communications costs, alleviate bandwidth constraints, reduce network complexity and extend telecom services to remote locations with poor or non-existent telecom infrastructures. This versatile line of products enables information technology managers to integrate mission critical networks and applications across their enterprise, regardless of where they are in the VoIP migration process. In addition, NetPerformer enables enterprises to dramatically reduce telecom costs by eliminating monthly fees associated with tie lines that link remote offices to corporate headquarters and eliminate the toll charges on inter-office long distance calls. In 2003, the Company introduced two new products to its NetPerformer product line: the high performance, cost-effective NetPerformer SDM-9220 and SDM-9230, two of the only VoIP devices that combine full router capabilities with VoIP gateway functionality while supporting legacy, current and next-generation SIP-based voice and data equipment.

     MCK EXTender® Distributed Telephony Devices

      The Company’s EXTender line of distributed telephony devices allows enterprises to seamlessly integrate branch offices and teleworkers onto a centralized, enterprise voice network. The EXTender product family supports enterprise VoIP migration by enabling the central phone infrastructure to function as a company-wide voice server that transmits voice services and applications to remote locations over a company’s existing voice and/or data networks.

     TeleMate Voice Network Intelligence Software

      The Company’s TeleMate voice network intelligence software enables centralized management, control and cost allocation of enterprise voice network resources. TeleMate captures and consolidates data from any enterprise PBX, IP-PBX, or telephony switching device and delivers intelligence reports that help managers improve resource allocation, identify usage trends, prevent fraud and meet regulatory reporting requirements.

     NetSpective® Internet Content Filtering Solution

      NetSpective® enables enterprises to monitor, filter and/or report on usage of critical IP network resources. With a comprehensive set of feature functionality that tracks Internet activity and detects usage of a variety of web-based applications, including peer-to-peer, instant messaging, online chat and streaming media, NetSpective helps enterprises, governments, schools and libraries maintain control of critical network resources and facilitate compliance with filtering and communications tracking regulations.

Advanced Applications Services Group

     The Company’s Advanced Applications Services Group consists of the Company’s technical applications support group which was previously included as part of the Enterprise Solutions Group, and includes outsourced technical application services and application installation and training services to outside customers, as well as customers of the Company’s Carrier Solutions Group and Enterprise Solutions Group segments.

     The Company’s Advanced Applications Services Group delivers full-service, custom technical support to outside customers, as well as to enterprise and carrier customers that want to ensure satisfaction with each end-user technology interaction, and supports all of the Company’s product lines, allowing the Company to better leverage resources, while ensuring the highest level of customer support for all customers. The Company’s Advanced Applications and Services Group also supports the Company’s customer base, as well a broad base of external customers and delivers 24 x 7 help desk support, Tier I, II and III product support, in-sourcing, on-site deployment services, hardware and software training, and project management resources in support of over 21,000 end-users around the world.

SELLING SHAREHOLDERS

     The Selling Shareholders listed in the table below may use this prospectus for the resale of shares of Common Stock being registered hereunder. The following table sets forth certain information regarding the Selling Shareholders and the shares of Common Stock beneficially owned by the Selling Shareholders. All information contained in the table is correct as of August 23, 2004. The Company is not able to estimate the number of shares that will be held by the Selling Shareholders after the completion of this offering because the Selling Shareholders may offer all or some of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares offered hereby. The following table assumes that all of the shares being registered hereby will be sold.

					Shares Beneficially
					Owned After
	Shares of Common				Completion of
	Stock Beneficially		Number of		the Offering (1)(3)(4)
	Owned Prior to the		Shares
Selling Shareholders	Offering (1)		Being Offered (2)		Number	Percent

Bakovich, III, Daniel Raymond	84,000		84,000		0	0%

Burnham, Jon M.	253,905	(5)	8,897		245,008	*

Burnham Securities, Inc.	245,008	(6)	245,008	(6)	0	0

Chimenti, Annette Marie	5,675	(7)	3,000	(7)	2,675	*

Claeys, Thomas Anthony	125,000		100,000		25,000	*

Cohen, Stephen R.	120,000		120,000		0	0

Early Bird Capital, Inc.	125,000	(8)	125,000	(8)	0	0

Eisenschenk, Sigmund Andrew	3,656,637	(9)	343,200		3,313,437	2.5

Faulstich, Karl Francis	120,000		120,000		0	0

Fisher, Jr., Henry Stewart	525,000		525,000		0	0

Gault, Alan	206,400		206,400		0	0

Hayes, Dennis Michael	72,000		72,000		0	0

Horn, Fred Terrance	96,000		96,000		0	0

Howes, Charles	96,000		96,000		0	0

Jurika Family Trust	3,510,924	(10)	3,215,434	(10)	295,490	*
UAD 3/17/89

King, Vicki Colleen	384,000		384,000		0	0

Levine, Steven	130,000	(11)	5,000		125,000	*

Lieberman, Mark	120,000		120,000		0	0

Moore, Frederick Charles	77,700		77,700		0	0

Nussbaum, David Martin	156,250	(12)	31,250		125,000	*

Papanastoy, Basilios & Papanastou, Marina	624,000	(13)	624,000	(13)	0	0

					Shares Beneficially
					Owned After
	Shares of Common				Completion of
	Stock Beneficially		Number of		the Offering (1)(3)(4)
	Owned Prior to the		Shares
Selling Shareholders	Offering (1)		Being Offered (2)		Number	Percent

Papoutsis, Thomas	774,400		774,400		0	0

Ratajcak, Donald	585,200		576,000		9,200	*

Rouleau, Mary B.	5,448,000	(14)	4,800,000		648,000	*

Rzepezynksi, Greg Martin	432,000		432,000		0	0

S&D Partners	3,313,437	(15)	3,313,437	(15)	0	0

Shull, Denise Kay	252,600		252,600		0	0

Silicon Valley Bancshares	702,295		702,295		0	0

Silver Web Corporation	648,000	(16)	648,000	(16)	0	0

Solomon, Michael G.	240,000		240,000		0	0

Stern, Randall Peter	205,707	(17)	205,707	(17)	0	0

Stoss, Anthony	13,750	(18)	5,000	(18)	8,750	*

Wallace, Joy Jean & Gilbertsen, David Roy	120,000	(19)	120,000	(19)	0	0

Wiseman, Oscar Carl	80,750	(20)	80,750	(20)	0	0

Winton, Donald Lee	3,346,770	(21)	33,333		3,313,437	2.5

Wood, Robert Hamilton	1,920,000		1,920,000		0	0

*	Less than 1% of the issued and outstanding shares of Common Stock.

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a Selling Shareholder is deemed to have “beneficial ownership” of any shares of Common Stock that such shareholder has the right to acquire within 60 days of August 23, 2004.

(2)	Some or all of the shares of Common Stock offered hereby may have already been sold pursuant to the Plan of Distribution set forth herein.

(3)	Based upon 133,097,306 shares of Common Stock outstanding as of August 23, 2004. For the purposes of computing the percentage of outstanding shares of Common Stock held by each Selling Shareholder named above, any shares which such shareholder has the right to acquire within 60 days of August 23, 2004 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling shareholder.

(4)	Assumes that all shares of Common Stock being offered and registered hereunder are sold.

(5)	Represents (i) a warrant to purchase 8,879 shares of Common Stock issued by the Company to Mr. Burnham on February 8, 2000, at an exercise price of $5.62 per share and exercisable until February 8, 2000; and (ii) 245,008 shares of Common Stock beneficially owned by Burnham Securities, Inc., of which Mr. Burnham is Chief Executive Officer and Chairman of the Board and over which Mr. Burnham exercises on behalf of Burnham Securities, Inc. shared voting and dispositive power with respect to such shares. The shares beneficially owned by Burnham Securities, Inc. are registered hereby for the account of Burnham Securities, Inc. The number of shares of Common Stock underlying the warrant and the exercise price of the warrant are subject to adjustment as described in the warrant. Mr. Burnham received the warrant issued to him as compensation for services rendered by Burnham Securities, Inc., Mr. Burnham’s employer, in connection with the private placement of securities conducted by the Company in February 2000.

(6)	Includes (i) a warrant to purchase 9,341 shares of Common Stock at an exercise price of $5.62 per share exercisable until February 8, 2005; and (ii) 235,667 shares of Common Stock issued upon the exercise of certain warrants. The number of shares of Common Stock underlying the warrant and the exercise price of the warrant are subject to certain adjustments described in the warrant. Jon M. Burnham and George Sohherfeld (Burnham Securities, Inc.’s Chief Executive Officer/Chairman of the Board and Chief Operating Officer, respectively) exercise on behalf of Burnham Securities, Inc. shared voting and dispositive power with respect to the shares registered hereby for the account of Burnham Securities, Inc. Burnham Securities, Inc. is a broker-dealer registered pursuant to the federal securities laws and received the warrants exercised or exercisable into the shares registered hereby as compensation for services rendered in connection with a private placement of securities conducted by the Company in February 2000. Burnham Asset Management Corporation and Burnham Financial Group, Inc. are affiliates of Burnham Securities, Inc. At the time of acquisition of the shares and warrants, none of the affiliates of Burnham Securities, Inc. had any plans or proposals, directly or with any other person, to distribute the warrants or the shares underlying the warrants.

(7)	Includes 3,000 shares of Common Stock issued upon exercise of a warrant issued by the Company to Ms. Chimenti as compensation for advisory services rendered by Early Bird Capital, Inc., Ms. Chimenti’s employer, to Telemate.Net, Software, Inc. (“Telemate.Net”), in connection with the Company’s acquisition of Telemate.Net in November 2001.

(8)	Represents 125,000 shares of Common Stock issued upon the exercise of a warrant issued by the Company in connection with the Company’s acquisition of Telemate.Net in November 2001. David Martin Nussbaum, Steven Levine and Eileen Moore (Early Bird Capital, Inc.’s Chairman of the Board, President/Director and Chief Financial Officer/Executive Vice President, respectively) exercise on behalf of Early Bird Capital, Inc. shared voting and dispositive power with respect to the shares registered hereby for the account of Early Bird Capital, Inc. Early Bird Capital, Inc. is a broker-dealer registered pursuant to the federal securities laws and received the warrant exercised for the shares registered hereby as compensation for advisory services rendered to Telemate.Net in connection with the Company’s acquisition of Telemate.Net in November 2001. At the time of the acquisition of the warrant, none of the affiliates of Early Bird Capital, Inc. had any plans or proposals, directly or with any other person, to distribute the warrant or the shares underlying the warrant.

(9)	Includes 3,313,437 shares of Common Stock registered hereby for the account of S&D Partners. Mr. Eisenschenk is a partner of S&D Partners and, as such, exercises on behalf of S&D Partners shared voting and dispositive power with respect to the shares of Common Stock registered hereby for its account.

(10)	William K. Jurika and Michelle Jurika are trustees for the Jurika Family Trust, Under Agreement Dated March 17, 1989, and as such exercise on behalf of the Jurika Family Trust shared voting and dispositive power with respect to the shares registered hereby for its account.

(11)	Represents (i) 5,000 shares of Common Stock issued upon the exercise of a warrant issued by the Company to Mr. Levine as compensation for advisory services rendered by Early Bird Capital, Inc., Mr. Levine’s employer, to Telemate.Net in connection with the Company’s acquisition of Telemate.Net in November 2001; and (ii) 125,000 shares of Common Stock issued upon the exercise of a warrant issued by the Company to Early Bird Capital, Inc. in connection with the Company’s acquisition of Telemate.Net in November 2001. The shares issued upon exercise of the warrant issued to Early Bird Capital, Inc. are registered hereby for the account of Early Bird Capital, Inc. Mr. Levine is President and a director of Early Bird Capital, Inc. and, as such, exercises on behalf of Early Bird Capital, Inc. shared voting and dispositive power with respect to the shares registered hereby for its account.

(12)	Represents (i) 31,250 shares of Common Stock issued upon the exercise of a warrant issued by the Company to Mr. Nussbaum as compensation for advisory services rendered by Early Bird Capital, Inc., Mr. Nussbaum’s employer, to Telemate.Net in connection with the Company’s acquisition of Telemate.Net in November 2001; and (ii) 125,000 shares of Common Stock issued upon the exercise of a warrant issued by the Company to Early Bird Capital, Inc. in connection with the Company’s acquisition of Telemate.Net in November 2001. The shares issued upon exercise of the warrant issued to Early Bird Capital, Inc. are registered hereby for the account of Early Bird Capital, Inc. Mr. Nussbaum is Chairman of the Board of Early Bird Capital, Inc. and, as such, exercises on behalf of Early Bird Capital, Inc. shared voting and dispositive power with respect to the shares of Common Stock registered hereby for its account.

(13)	Basilios Papanastoy and Marina Papanastou own the shares registered hereby as joint tenants with right of survivorship and exercise shared voting and dispositive power with respect to such shares.

(14)	Includes 648,000 shares of Common Stock registered hereby for the account of Silver Web Corporation, of which Ms. Rouleau is President and over which she exercises on behalf of Silver Web Corporation sole voting and dispositive power with respect to such the shares.

(15)	Donald Lee Winton and Sigmund Andrew Eisenschenk are the sole partners of S&D Partners, with each owning 50% thereof, and each exercises on behalf of S&D Partners shared voting and dispositive power with respect to the shares registered hereby for its account.

(16)	Mary B. Rouleau is President of Silver Web Corporation and, as such, exercises on behalf of Silver Web Corporation sole voting and dispositive power with respect to the shares registered hereby for its account.

(17)	Includes (i) a warrant to purchase 13,790 shares of Common Stock at an exercise price of $5.62 per share exercisable until February 8, 2005; and (ii) 191,917 shares of Common Stock issued upon the exercise of certain warrants. The number of shares of Common Stock underlying the warrant and the exercise price of the warrant are subject to certain adjustments described in the warrant. Mr. Stern received the warrants issued to him as compensation for services rendered by Burnham Securities, Inc., Mr. Stern’s employer, in connection with the private placement of securities conducted by the Company in February 2000.

(18)	Includes 5,000 shares of Common Stock issued upon the exercise of a warrant issued by the Company to Mr. Stoss as compensation for advisory services rendered by Early Bird Capital, Inc., Mr. Stoss’s employer, to Telemate.Net in connection with the Company’s acquisition of Telemate.Net in November 2001.

(19)	Ms. Wallace and Mr. Gilbertsen own the shares registered hereby as joint tenants with right of survivorship and exercise shared voting and dispositive power with respect to such shares.

(20)	Represents 80,750 shares of Common Stock issued upon the exercise of a warrant issued by the Company to Mr. Wiseman as compensation for advisory services rendered by Early Bird Capital, Inc., Mr. Wiseman’s employer, to Telemate.Net in connection with the Company’s acquisition of Telemate.Net in November 2001.

(21)	Also includes 3,313,437 shares of Common Stock registered hereby for the account of S&D Partners. Mr. Winton is a partner of S&D Partners and, as such, exercises on behalf of S&D Partners shared voting and dispositive power with respect to the shares of Common Stock registered hereby for its account.

USE OF PROCEEDS

     The Company will not receive any of the proceeds of any sale by any Selling Shareholder of the Common Stock registered hereby.

PLAN OF DISTRIBUTION

     The Selling Shareholders and any of their assignees and successors-in-interest (but not any pledgee of any such persons) may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with a Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law and not otherwise prohibited by this prospectus.

     The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

     Notwithstanding any of the foregoing, neither the Selling Shareholders, nor any of their assignees or successors-in-interest, may use this prospectus to sell (directly or indirectly) any shares of Common Stock through any put or call options, short sales or other types of hedging transactions with respect to shares of Common Stock.

     Broker-dealers engaged by any Selling Shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from such Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. None of the Selling Shareholders expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

EXPERTS

     The consolidated financial statements and schedule of Verso Technologies, Inc. and its subsidiaries as of December 31, 2003, and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, refers to the adoption, effective July 1, 2001, of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and certain provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” as required for goodwill and other intangible assets resulting from business combinations consummated after June 30, 2001, and the full adoption of all provisions effective January 1, 2002.

     The consolidated financial statements of MCK Communications, Inc. at April 30, 2003 and 2002 and for each of the three years in the period ended April 30, 2003, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Clarent Corporation at December 31, 2002, and for the year ended December 31, 2002, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of Frazier & Deeter, LLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Clarent Corporation at December 31, 2001 and for each of the two years in the period ended December 31, 2001, incorporated by reference in this prospectus and the registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Clarent Corporation’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

     Rogers & Hardin LLP, Atlanta, Georgia, has passed upon the validity of the shares of the Common Stock offered by this prospectus. As of the date hereof, certain partners of Rogers & Hardin LLP hold an immaterial number of shares of Common Stock.

20,705,411 SHARES

VERSO TECHNOLOGIES, INC.

COMMON STOCK

PROSPECTUS

[                              ], 2004

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with any offering to be made by the prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this prospectus or in the affairs of the Company since the date hereof.

TABLE OF CONTENTS

PROSPECTUS

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee	$7,000
Printing Fees and Expenses	5,000
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	30,000
Miscellaneous	1,000
Total	$63,000

Item 15. Indemnification of Directors and Officers

     Article V of the Company’s articles of incorporation limits the liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act (the “MBCA”). Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit.

     Article IV of the Company’s articles of incorporation gives the Company the power and authority to provide indemnification to officers, directors, employees and agents of the Company to the fullest extent permissible under the MBCA. Section 302A.521 of the MBCA requires that the Company indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of Section 302A.521 of the MBCA for a complete statement of such indemnification rights.

     Article VII of the Company’s bylaws provides that the Company shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by the MBCA, as now enacted or hereafter amended, provided that a determination is made in each case, in the manner required by such statute, that the person seeking indemnification is eligible therefor.

     The Company maintains directors’ and officers’ liability insurance, including a reimbursement policy in favor of the Company. The Company has also entered into indemnification agreements with each of its directors and non-director officers at the level of Vice President and above. The Company’s shareholders ratified such agreements at the 2001 annual meeting of shareholders of the Company.

II-1

Item 16. Exhibits

     The exhibits filed with this registration statement or incorporated herein by reference are set forth on the Exhibit Index set forth elsewhere herein.

Item 17. Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table set forth in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; and

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-5

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 25, 2004.

VERSO TECHNOLOGIES, INC.

By: /s/ Steven A. Odom
Steven A. Odom Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Steven A. Odom Steven A. Odom	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 25, 2004

/s/ Juliet M. Reising Juliet M. Reising	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director	August 25, 2004

/s/ Gary H. Heck Gary H. Heck	President, Chief Operating Officer and Director	August 25, 2004

* Paul R. Garcia	Director	August 25, 2004

Name	Title	Date
*
Amy L. Newmark	Director	August 25, 2004

*
Stephen E. Raville	Director	August 25, 2004

*
Joseph R. Wright, Jr.	Director	August 25, 2004

*By: /s/ Juliet M. Reising
Juliet M. Reising, as Attorney-in-Fact

EXHIBIT INDEX

Item	Item	Method of Filing

4.1	Form of Warrant issued in connection with Verso Technologies, Inc.’s acquisition of Telemate.Net Software, Inc.	Incorporated by reference to Exhibit 4.42 to Verso Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001.

4.2	Warrant dated as of May 15, 2002, to purchase 308,641 shares of Verso Technologies, Inc.’s common stock granted to Silicon Valley Bank.	Incorporated by reference to Exhibit 4.2 to Verso Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

4.3	Registration Rights Agreement dated May 15, 2002, between Verso Technologies, Inc. and Silicon Valley Bank.	Incorporated by reference to Exhibit 4.4 to Verso Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

4.4	Antidilution Agreement dated May 15, 2002, between Verso Technologies, Inc. and Silicon Valley Bank.	Incorporated by reference to Exhibit 4.3 to Verso Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

4.5	Warrant to Purchase Stock dated as of February 12, 2003, to purchase 350,000 shares of Verso Technologies, Inc.’s common stock granted to Silicon Valley Bank.	Incorporated by reference to Exhibit 4.1 to Verso Technologies, Inc.’s Current Report on Form 8-K filed February 13, 2003.

4.6	Registration Rights Agreement dated as of February 12, 2003, between Verso Technologies, Inc. and Silicon Valley Bank.	Incorporated by reference to Exhibit 4.2 to Verso Technologies, Inc.’s Current Report on Form 8-K filed February 13, 2003.

4.7	Antidilution Agreement dated as of February 12, 2003, between Verso Technologies, Inc. and Silicon Valley Bank.	Incorporated by reference to Exhibit 4.3 to Verso Technologies, Inc.’s Current Report on Form 8-K filed February 13, 2003.

4.8	Form of Warrant issued in connection with Verso Technologies, Inc.’s October 2002 private placement offering.	Incorporated by reference to Exhibit 4.45 to Verso Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

4.9	Form of Registration Rights Agreement issued in connection with Verso Technologies, Inc.’s October 2002 private placement offering.	Incorporated by reference to Exhibit 4.46 to Verso Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

4.10	Warrant Agreement dated as of August 17, 1999 to purchase 35,250 shares of AIM Group, Inc.’s common stock granted to Randall P. Stern.	Previously filed.

4.11	Warrant Agreement dated as of October 29, 1999 to purchase 11,750 shares of AIM Group, Inc.’s common stock granted to Randall P. Stern.	Previously filed.

4.12	Warrant dated as of February 8, 2000 to purchase 85,500 shares of Cereus Technology Partners, Inc.’s common stock granted to Randall P. Stern.	Previously filed.

4.13	Warrant Agreement dated as of August 17, 1999 to purchase 35,250 shares of AIM Group, Inc.’s common stock granted to Burnham Securities, Inc.	Previously filed.

4.14	Warrant Agreement dated as of October 29, 1999 to purchase 11,750 shares of AIM Group, Inc.’s common stock granted to Burnham Securities, Inc.	Previously filed.

4.15	Warrant dated as of February 8, 2000 to purchase 85,500 shares of Cereus Technology Partners, Inc.’s common stock granted to Burnham Securities, Inc.	Previously filed.

4.16	Warrant dated as of February 8, 2000 to purchase 5,250 shares of Cereus Technology Partners, Inc.’s common stock granted to Burnham Securities, Inc.	Previously filed.

4.17	Warrant dated as of February 8, 2000 to purchase 5,000 shares of Cereus Technology Partners, Inc.’s common stock granted to Jon M. Burnham.	Previously filed.

4.18	Warrant dated as of February 8, 2000 to purchase 7,750 shares of Cereus Technology Partners, Inc.’s granted to Randall P. Stern.	Previously filed.

5.1	Opinion of Rogers & Hardin LLP as to the legality of securities being registered.	Previously filed.

Exhibit No.	Exhibit	Method of Filing

23.1	Consent of KPMG LLP (Verso Technologies, Inc.)	Filed herewith.

23.2	Consent of Ernst & Young LLP (Clarent Corporation)	Filed herewith.

23.3	Consent of Frazier & Deeter, LLC (Clarent Corporation)	Filed herewith.

23.4	Consent of Ernst & Young LLP (MCK Communications, Inc.)	Filed herewith.

23.5	Consent of Rogers & Hardin LLP with respect to its opinion as to the legality of the securities being registered (contained in Exhibit 5.1).

24.1	Powers of Attorney	Previously filed on signature page hereto.